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                                                                  EXHIBIT 10(ah)

                               FIFTH AMENDMENT TO

               INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT

     This ("Amendment") to the INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT is made as of September 30. 2001 by and between CompuCom Systems, Inc,. a Delaware corporation ("Customer") and IBM Credit Corporation, a Delaware corporation ("IBM Credit").

                                   RECITALS:

     WHEREAS, Customer and IBM Credit have entered into that certain Inventory and Working Capital Financing Agreement dated as of May 11, 1999 (as amended, supplemented or otherwise modified from time to time, the "Agreement"); and

     WHEREAS, Customer has requested that IBM Credit modify certain terms set forth on Attachment A to the Agreement; and

     WHEREAS, IBM Credit has agreed to modify certain terms of the Agreement as set forth on Attachment A and to amend the Agreement accordingly as set forth herein and subject to the conditions set forth below.

                                   AGREEMENT

     NOW THEREFORE, in consideration of the premises set forth herein, and for other good and valuable consideration, the value and sufficiency of which is hereby acknowledged, the parties hereto agree that the Agreement is amended as follows:

Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

Section 2. Amendment. The Agreement is hereby amended by deleting Attachment A in its entirety and substituting, in lieu thereof, the Attachment A attached hereto. Such new Attachment A shall be effective as of the date specified in the new Attachment A. The changes contained in such new Attachment A include, without limitation: (i) a change in the amount of the Credit Facility from an aggregate of Two Hundred Twenty - Five Million Dollars ($225,000,000) to One Hundred Fifty Million Dollars ($150,000,000), (ii) a change in the Financial Covenants concerning Tangible Net Worth and the limit for capital expenditures more fully set forth in Attachment A, and (iii) a change in the Collateral Insurance Amount from Two Hundred Fifty Million Dollars ($250,000,000) ,to One Hundred Fifty Million Dollars ($150,000,000).

Section 3. Ratification of Agreement. Except as specifically amended hereby, all the provisions of the Agreement shall remain in full force and effect.

Section 4. Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws of the State of New York.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement.

                                  Page 1 of 2                   November 1, 2001

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     IN WITNESS WHEREOF, this Amendment has been executed by duly authorized representatives of the undersigned as of the day and year first above written.

IBM CREDIT CORPORATION                       COMPUCOM SYSTEMS, INC.


By:                                          By: /s/ DANIEL CELONI, V.P.FINANCE
   -----------------------------                --------------------------------

Print Name:                                  Print Name: DANIEL CELONI
           ---------------------                        ------------------------

Title:                                       Title: V. P.FINANCE
      --------------------------                   -----------------------------

                                  Page 2 of 2                   November 1, 2001

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  ATTACHMENT A, EFFECTIVE DATE AS OF SEPTEMBER 30, 2001 ("IWCF ATTACHMENT A")
    TO INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT ("IWCF AGREEMENT")
                               DATED MAY 11, 1999

Customer: CompuCom Systems, Inc.

I.   Fees, Rates and Repayment Terms:

     (A)  Credit Facilities: The aggregate of the following:

          Inventory Financing Availability of One Hundred Million Dollars ($100,000,000)

          Plus

          Working Capital Financing ("Revolver") Availability of Fifty Million ($50,000,000)

     (B)  Borrowing Base:

          (i) 60% of the amount equal to the amount of Customer's Eligible Accounts other than Concentration Accounts as of the date of determination as reflected in the Customer's most recent Collateral Management Report minus the outstanding amount of the Series 1999-1 and the Series 2000-1 Certificateholders' Interest and any other outstanding interest in the Trust as of the same date;

          (ii) a percentage, determined from time to time by IBM Credit in its sole discretion, of the amount of Customer's Concentration Accounts for a specific Concentration Account Debtor as of the date of determination as reflected in the Customer's most recent Collateral Management Report; unless otherwise notified by IBM Credit, in writing, the percentage for Concentration Accounts for a specific Concentration Account Debtor shall be the same as the percentage set forth in paragraph (IA) or (IBi) as applicable of the Borrowing Base;

     Notwithstanding the terms of Section 3.1(W) of the Agreement, Accounts arising from incentive payments, rebates, discounts and refunds which are
     (i) verifiable by Authorized Suppliers, and (ii) payable by Authorized Suppliers by check to the Lockbox will be deemed to be Eligible Accounts.

          (iii) 100% of verifiable receivables due from IBM and IBM Credit which are less than 90 days from the date of invoice;

          (iv) 100% of the Customer's inventory in the Customer's possession as of the date of determination as reflected in the Customer's most recent Collateral Management Report constituting Products (other than service parts) financed through a Product Advance by IBM Credit, provided, however, IBM Credit has a first priority security interest in such Products and such Products are in new and in un-opened boxes. The value to be assigned to such inventory shall be based upon the Authorized Supplier's invoice price to Customer for Products net of all applicable price reduction credits;

          (v) 50% of eligible inventory not financed by IBM Credit and unencumbered by liens;

          (vi) 85% of verifiable vendor credits from Hewlett-Packard Company and Compaq Computer Corporation which credits shall be payable in cash through Customer's Lockbox, not subject to offset, and shall be less than 90 days from date of invoice; and

          (vii) Designated Account Debtors and Designated Account terms:

                                  Page 1 of 5                   October 31, 2001

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     DESIGNATED ACCOUNT DEBTOR                     DESIGNATED ACCOUNT TERM
     ---------------------------------------------------------------------------

     Bristol-Myers Squibb Company and the                  105 Days
      following subsidiaries and/or divisions:
        Clairol Incorporated                               105 Days
        Convatec Limited                                   105 Days
        Matrix Essentials, Inc.                            105 Days
        Mead Johnson & Company                             105 Days
        Zimmer Limited                                     105 Days

     Motorola, Inc.                                         90 Days

     State of California & various agencies,               120 Days
        cities, departments and school districts.

     Turner Broadcasting System, Inc.                      120 Days

     City of Dallas, Texas                                 120 Days

(C)  Collateral Insurance Amount:          One Hundred and Fifty Million Dollars
                                                          ($150,000,000.00)

(D)  A/R Finance Charge:

     (i)   PRO Advance Charge:                LIBOR Rate plus 2.50%

     (ii)  WCO Advance Charge:                LIBOR Rate plus 2.50%

     (iii) Takeout Advance Charge:            LIBOR Rate plus 2.50%

(E)  Delinquency Fee Rate:                    Prime Rate plus 6.50%

(F)  Shortfall Transaction Fee:             Shortfall Amount multiplied by 0.30%

{G) Free Financing Period Exclusion Fee: For each Product Advance made by IBM Credit pursuant to Customer's financing plan where there is no Free Financing Period associated with such Product Advance there will be a fee equal to the Free Financing Period Exclusion Fee. For a 30 day payment plan when Prime Rate is 7.75% the Free Financing Period Exclusion Fee is 1.0675% of the invoice amount. This fee will vary by .0125% with each .25% change in Prime Rate{e.g. Prime Rate of 7.25%, the charge is 1.0425% of the invoice amount). The fee accrues as of the Date of the Note and is payable as stated in the billing Statement.

(H)  Other Charges:

     (i)  Unused Facility Fee:             0.25% per annum on the daily average
                                           unused portion of the Revolver
                                           payable quarterly in arrears.
     (ii) Annual Facility Fee:             $50,000.00
     (iii)Closing Fee:                     $1,075,000.00
     (iv) Commitment Fee:                  $50,000.00
     (v)  Prepayment Fee:                  In the event that the Customer in its
     sole discretion terminates the Revolver prior to the third anniversary of the closing date, a fee in an amount equal to the amount of the Revolver in effect as of the date of notice of termination, multiplied by (x) from the first anniversary thereof to the second anniversary thereof, one half percent (0.50%), and (y) thereafter, one quarter of one percent (0.25%).

                                  Page 2 of 5                   October 31, 2001

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II.  Bank Account

             As set forth in Section 3(C) of the Fourth Amendment:

                    Mellon Bank, N.A.
                    Wells Fargo Bank N.A.

III. Financial Covenants:

Definitions: The following terms shall have the following respective meanings in this Attachment A. All amounts shall be determined in accordance with generally accepted accounting principles (GAAP).

     "Current" shall mean within the on-going twelve month period.

     "Current Assets" shall mean assets that are cash or expected to become cash within the on-going twelve months.

     "EBITDA" for any period shall mean Net Profit after Tax adjusted by adding thereto the amount of Interest Charges and all amortization of intangibles, taxes, depreciation, extraordinary losses, and other non-cash charges that were deducted in arriving at Net Income for such period and deducting any extraordinary gains that were included in arriving at Net Income after Tax.

     "Current Liabilities" shall mean payment obligations resulting from past or current transactions that require settlement within the on-going twelve-month period. All indebtedness to IBM Credit other than amounts outstanding pursuant to the Revolver shall be considered a Current Liability for purposes of determining compliance with the Financial Covenants.

     "Long Term" shall mean beyond the on-going twelve-month period.

     "Long Term Assets" shall mean assets that take longer than a year to be converted to cash. They are divided into four categories: tangible assets, investments, intangibles and other.

     "Long Term Debt" shall mean payment obligations of indebtedness which mature more than twelve months from the date of determination, or mature within twelve months from such date but are renewable or extendible at the option of the debtor to a date more than twelve months from the date of determination and specifically including all amounts outstanding to IBM Credit pursuant to the Revolver.

     "Net Profit after Tax" shall mean Revenue plus all other income, minus all costs, including applicable taxes.

     "Revenue" shall mean the monetary expression of the aggregate of products or services transferred by an enterprise to its customers for which said customers have paid or are obligated to pay, plus other income as allowed.

     "Subordinated Debt" shall mean Customer's indebtedness to third parties which in accordance with its terms shall rank junior in priority to the indebtedness of Customer to IBM Credit.

     "Tangible Net Worth" shall mean:

          Total Net Worth specifically including all cumulative, convertible preferred stock minus;

          (a) goodwill, organizational expenses, pre-paid expenses, deferred charges, research and development expenses, software development

                                  Page 3 or 5                   October 31, 2001

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          costs, leasehold improvements, trademarks, trade names, copyrights, patents, patent applications, privileges, franchises, licenses and rights in any thereof, and other similar intangibles (but not including contract rights) and other current and non-current assets, deferred commitment or financing fees, current and non-current Federal Income Taxes Due, deferred service costs and security deposits as identified in Customer's financial statements; and

          (b) all accounts receivable from employees, officers, directors, stockholders and affiliates.

     "Total Assets" shall mean the total of Current Assets and Long Term Assets.

     "Total Liabilities" shall mean the Current Liabilities and Long Term Debt less Subordinated Debt, resulting from past or current transactions that require settlement in the future.

     "Total Net Worth" (the amount of owner's or stockholder's ownership in an enterprise) is equal to Total Assets minus Total Liabilities plus Subordinated Debt.

     "Working Capital" shall mean Current Assets minus Current Liabilities.

Customer will be required to maintain the following financial ratios, percentages and amounts as of the last day of the fiscal quarter under review by IBM Credit:

     (a) Current Assets to Current Liabilities ratio equal to or greater than 1.25:1.0;

     (b) The percentage derived by dividing the aggregate Net Profit/(Loss) after Tax for each of the four successive fiscal quarters end with the quarter for which the determination is made by the aggregate of Revenue for the same four successive fiscal quarters which percentage shall be at all times equal to or greater than 0.1%, provided, however, that the results of no fiscal quarter ending prior to July 1, 2000 shall be used to calculate the foregoing percentage, and further provided that there shall occur no Net Loss after Tax in any of two successive fiscal quarters ending after July 1, 2000.

     (c) Tangible Net Worth equal to or greater than $95 Million Dollars plus 75% of Net Profit after Tax plus 100% of the proceeds received from the placement of additional equity;

     (d) Loans to officers shall at no time exceed the aggregate amount of $7,000,000;

     (e) Capital expenditures shall not exceed: (i) the aggregate amount of $20,000,000 for the fiscal year ending December 31, 2001, (ii) and $15,000,000 in any one fiscal year thereafter.

     (f) Permitted Investments shall not exceed from the date hereof the aggregate amount of $5,000,000 plus equity investments held by Customer as of the date hereof in; E-Certify, Inc., Global Serve Computer Services, Ltd., and Gateway 2000 Corporation.

IV. Additional Conditions Precedent Pursuant to Section 5.1 (K) of the
Agreement:

                     [This section intentionally left blank]

V. Additional Condition Precedent Pursuant to Section 3(E) of the fourth Amendment to the Agreement:

                                  Page 4 of 5                   October 31, 2001

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                                      None

                                  Page 5 of 5                   October 31, 2001